UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PITNEY BOWES INC.
(Name of Registrant as Specified In Its Charter)

HESTIA CAPITAL PARTNERS LP HELIOS I, LP HESTIA CAPITAL PARTNERS GP, LLC HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF MILENA ALBERTI-PEREZ TODD A. EVERETT KATIE A. MAY LANCE E. ROSENZWEIG
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Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of Pitney Bowes Inc., a Delaware corporation (the “Company”).

Item 1: On May 1, 2023, Hestia issued the following press release:

Hestia Capital Highlights Recent Support from Two Leading Independent Proxy Advisory Firms

ISS and Glass Lewis Endorsed Hestia’s Case for Meaningful Boardroom Change at Pitney Bowes and Underscored the Need to Reduce Interlocks That Insulate Management from Accountability Following Prolonged Value Destruction

PITTSBURGH--(BUSINESS WIRE)--Hestia Capital Management, LLC (collectively with its affiliates, “Hestia” or “we”), which is the third largest stockholder of Pitney Bowes, Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”), today commented on Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co.’s (“Glass Lewis”) recommendations that Pitney Bowes’ stockholders support meaningful boardroom change at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”). As a reminder, Hestia has nominated five highly qualified and independent director candidates: Milena Alberti-Perez, Todd Everett, Katie May, Lance Rosenzweig and Kurt Wolf to Pitney Bowes’ nine-member Board of Directors (the “Board”).

Kurt Wolf, the Founder and Chief Investment Officer of Hestia, commented:

“We appreciate that ISS and Glass Lewis have endorsed our case for meaningful boardroom change and recommended stockholders vote for Hestia-nominated director candidates. Our five-member slate is incredibly excited about the opportunity to fix Pitney Bowes’ addressable issues and implement a plan to spur a value-enhancing turnaround for stockholders, employees, partners and customers. It has been a long decade of broken promises, large losses and limited accountability for a Chief Executive Officer who has filled the boardroom with allies and received more than $66 million in compensation for sustained failure. Fortunately, the Company’s core segments — SendTech and Presort — are exceptional businesses that can power a lasting turnaround once they are prioritized and no longer neglected at the expense of the perpetually mismanaged Global Ecommerce segment. Our slate believes Pitney Bowes will become a much more sustainable business once the Global Ecommerce segment stops hindering the Company’s credit profile, earnings and free cash flow. As S&P Global Ratings recently put it, “[t]he path to sustainable growth and EBITDA generation from the GEC segment—critical in our view to the long-term health of Pitney Bowes—remains muddled and once again delayed.”

Following the Annual Meeting, if elected, our slate intends to put this contest behind us and start working closely with the remaining directors to ensure a seamless transition and facilitate a pivot in strategy. Our slate has identified significant room for improvement based on the Company’s eight-year-old strategy driving negative total stockholder returns of roughly 80% and numerous credit downgrades. Our slate will benefit from certain incumbent directors’ knowledge, just as we believe they will benefit from having new perspectives and no interlocks in the boardroom. We look forward to continuing to engage with fellow stockholders to achieve our goal of helping Pitney Bowes enhance its corporate governance, improve its capital structure and credit profile, and optimize the Company’s core segments and Global Ecommerce unit.”

As a reminder, ISS recommended stockholders vote for four Hestia nominees: Milena Alberti-Perez, Todd Everett, Katie May and Kurt Wolf. It noted the following in its report:1

•	“In summary, shareholders have endured a decade of underperformance and disappointment, there are unanswered questions and serious concerns about the path forward, and power on the board is concentrated in the hands of those directors who objectively have the most potential for a conflict of interest by virtue of their past experience and tenure.”

•	“[…] ISS has received volumes of unsolicited inbound statements of support for the dissident. This suggests that there is an elevated likelihood that all five dissident nominees will be elected. If this occurs, there is no specific reason to believe that Lance Rosenzweig cannot be effective as a director and interim CEO.”

•	“Moreover, there is certainly a sense of urgency after ten years of decline, but PBI does have adequate time to weigh its options […] if the reconstituted board, after close examination of the available alternatives, concludes that management change is necessary.”

Glass Lewis recommended stockholders vote for Hestia nominees Katie May, Lance Rosenzweig and Kurt Wolf, noting in its report:2

•	“Given our governance concerns and the Company's dismal TSR and operational performance, we see an ongoing, urgent need for additional changes to Pitney's board composition. In our opinion, such change is warranted and necessary to ensure there are truly independent and objective voices in the boardroom that will hold management accountable, if necessary, while injecting new perspectives and ideas to sharpen Pitney's strategic focus and operational execution.”

•	“In our view, the consistency and extent to which Pitney's shareholder returns have been negative and underperformed relevant benchmarks indicate that changes may be warranted to the Company's strategy, board composition and, potentially, management. We believe this view is reinforced by the board's seeming unwillingness to accept any blame for these results, other than acknowledging that forecasted improvements have taken longer than expected. Instead, the board is determined to stay the course in the face of consistently poor performance rather than making potential adjustments to strategy or execution that could drive better outcomes for shareholders.”
•	“[…] we believe [Mr. Rosenzweig’s] experience and perspective will help to ensure a focus on cost controls and operational discipline remain paramount in the boardroom, given the potential opportunity to significantly reduce SG&A expenses and achieve other operational efficiencies […] we believe Mr. Wolf's owner's mentality, capital allocation expertise, willingness to challenge management and other directors, when necessary, and prior public company board experience will have a meaningfully positive impact in the Pitney boardroom to the benefit of all Pitney shareholders and investors.”

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

2 Permission to quote Glass Lewis was neither sought nor obtained. Emphases added.

Hestia’s five-member slate includes experienced c-level leaders who are committed to working with the remaining directors and possess the right skillsets to address Pitney Bowes’ most critical areas:

Milena Alberti-Perez ✓ Chief Financial Officer experience ✓ Public company board service ✓ Audit, M&A and capital allocation expertise ✓ Endorsed by ISS	Todd Everett ✓ Former Newgistics Chief Executive Officer ✓ Mailing, shipping and logistics expertise ✓ Customer insight ✓ Endorsed by ISS	Katie May ✓ Former ShippingEasy Chief Executive Officer ✓ Public company board service ✓ Mailing, shipping and logistics expertise ✓ Endorsed by ISS and Glass Lewis	Lance Rosenzweig ✓ Proven turnaround Chief Executive Officer ✓ Public company board service ✓ Cost management expertise ✓ Endorsed by Glass Lewis

Kurt Wolf

✓ Top three Pitney Bowes stockholder

✓ Record of working well with refreshed boards

✓ Strategic planning and capital allocation expertise

✓ Debt reduction knowledge

✓ Endorsed by ISS and Glass Lewis

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As a reminder, Hestia is seeking to elect five highly qualified and independent candidates to Pitney Bowes’ nine-member Board at the Company’s Annual Meeting on May 9, 2023.

To maximize the likelihood of a turnaround at Pitney Bowes, we urge you to vote for Hestia’s full slate on the WHITE universal proxy card or WHITE voting instruction form.

Visit www.TransformPBI.com to download a copy of our investor presentation, receive future updates and obtain information on how to vote for Hestia’s full slate.

***

About Hestia Capital

Hestia Capital is a long-term focused, deep value investment firm that typically makes investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner’s expertise in competitive strategy, operations and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community or suffer from mismanagement, which we reasonably expect to be corrected, and provide the ‘price dislocations’ which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

Contacts

Longacre Square Partners

Charlotte Kiaie / Miller Winston, 646-386-0091

hestia@longacresquare.com

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

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Item 2: On May 1, 2023, Hestia sent the following email to subscribers of www.TransformPitneyBowes.com:

Item 3: On May 1, 2023, Hestia posted the following material to www.TransformPitneyBowes.com:

Item 5: On May 1, 2023, Hestia posted the following material to LinkedIn: